FIS TRUST N-1A/A

EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2025, relating to the financial statements and financial highlights of FIS Bright Portfolios Focused Equity ETF and FIS Christian Stock Fund, each a series of FIS Trust (previously each a series of NEOS ETF Trust), which are included in Form N-CSR for the year ended May 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Management and Other Service Providers” in the Statements of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

December 5, 2025